Exhibit 99.1

            NEW MICROTHERMX 100 ANNOUNCED BY BSD MEDICAL WILL BROADLY
                  EXPAND THE COMPANY'S CANCER TREATMENT MARKET

    SALT LAKE CITY, Aug. 24 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(Amex: BSM) today announced that the company has developed a powerful new system designed to kill cancer through precision-guided microwave thermal ablation of cancerous tissue. The new system, the MicroThermX 100, will broadly increase the market for BSD's cancer treatment systems, and will allow one company, for the first time, to offer a full range of precision-guided microwave/RF heat therapies for cancer treatment.

    (Photo:  http://www.newscom.com/cgi-bin/prnh/20060824/LATH020 )

    "This announcement ushers in a whole new era, and is one of the most important events in the history of BSD Medical Corporation," according to Hyrum A. Mead, President and CEO of BSD Medical Corporation. "BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer at mild temperatures, forcing the cancer into hyperthermia to kill cancer cells and boost the effectiveness of companion treatments with radiation. However, many cancerous tumors can be treated with heat alone, destroying or ablating the cancer at high temperatures in a single treatment. These two approaches are highly complementary, and both have an important place in cancer therapy. According to our research, both markets are approximately the same size, and we therefore estimate that the new system will double the market for BSD Medical's product line. We are very pleased to be the first company to announce the development of cancer treatment systems designed to address a full range of therapies for cancer from mild to high temperature requirements."

    The new MicroThermX 100 includes a computer driven control system, temperature sensors and a disposable applicator. It is being prepared for submission through FDA 510k clearance. More details will be forthcoming in upcoming news releases. For further information about BSD Medical or to view a photograph of BSD Medical's new MicroThermX 100, visit www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including FDA approval of the Company's new cancer therapy systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             08/24/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20060824/LATH020
              AP Archive:  http://photoarchive.ap.org
              AP PhotoExpress Network:  PRN1
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.BSDMedical.com/
    (BSM)